State of Delaware
Secretary of State
Division of Corporations
Delivered 08:17 AM 03/11/2010
FILED 08:09 AM 03/11/2010
SRV 100268118 - 3125973 FILE

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HAIGHTS CROSS COMMUNICATIONS, INC.

HAIGHTS CROSS COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is Haights Cross Communications, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 1999.

2. This Fourth Amended and Restated Certificate of Incorporation ("Certificate") was made and filed pursuant to an order of the United States Bankruptcy Court, District of Delaware, dated February 24, 2010, in In re: Haights Cross Communications, Inc., et al. Case No. 10-10062 (BLS), under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") and Sections 245 and 303 of the Delaware General Corporation Law (the "DGCL").

3. This Certificate hereby amends and restates in its entirety the provisions of the third amended and restated certificate of incorporation of the Corporation, dated October 8, 2008 (the "Third Certificate").

4. A list of defined terms and the meanings ascribed to such terms, as used throughout this Certificate, is attached hereto as Schedule I.

5. The text of the Third Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Haights Cross Communications, Inc.

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the Corporation's registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 15,000,000 shares, consisting of 14,000,000 shares of common stock, par value $0.01 per share (the "Common Stock") and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

Section 4.2 Preferred Stock.

Authority is hereby expressly vested in the board of directors of the Corporation (the "Board"), subject to the provisions of this Certificate and to the limitations prescribed by law, without stockholder action, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of at least 5 directors providing for the issue of such series the number of shares thereof and the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof.

Section 4.3 Common Stock.

(a) The holders of Common Stock (the "Common Stockholders") shall be entitled to one (1) vote per share of Common Stock held on each matter properly submitted to the stockholders. Except as otherwise required by law or this Certificate (including any certificate of designations), at any annual or special meeting of the stockholders of the Corporation, the Common Stockholders shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Directors shall be elected by a plurality of votes cast.

(b) Notwithstanding anything to the contrary permitted herein, under applicable law or in the Bylaws of the Corporation (the "Bylaws"), the Corporation shall not, without first obtaining the written approval of Common Stockholders holding 66-$^2/_3$% or more of the then outstanding shares of Common Stock, which Common Stockholders must include any and all Required Stockholders, consummate any (A) consolidation, merger, or other business combination involving the Corporation or any of its subsidiaries, on the one hand, and an unaffiliated third party, on the other hand, or (B) sale of all or substantially all of the assets of the Corporation or any of its subsidiaries.

(c) Subject to the rights of the holders of Preferred Stock, Common Stockholders shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(d) Subject to the rights of the holders of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the Common Stockholders shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Limitation on Nonvoting Stock.

Notwithstanding anything herein to the contrary, the Corporation shall not issue nonvoting capital stock to the extent prohibited by section 1123 of the Bankruptcy Code; provided, however, that this Section 4.4: (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect only for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect. This Section 4.4 shall be of no further force and effect 30 days following the Effective Date.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation shall be seven (7), or such other number as fixed from time to time by the Common Stockholders. At all times, one (1) director (the "Independent Director") shall qualify as an "independent director" pursuant to the definition set forth in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, as amended from time to time (and including any successor rule of similar import).

(b) The term of the initial directors shall terminate at the first annual meeting (the "Initial Meeting") of stockholders held after the Effective Date; provided, that the Initial Meeting shall be held no earlier than January 1, 2011. At the Initial Meeting and each succeeding annual meeting of stockholders, successors shall be elected for a one-year term.

(c) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director's earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Vacancies.

Any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled by the affirmative vote of the holders of a plurality of the voting power of all then outstanding shares of Common Stock.

Section 5.4 Committees of the Board.

The Board may designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member or alternative member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member or alternative member.

Section 5.5 Compensation.

The Board may determine the compensation of directors. In addition, as determined by the Board, directors shall be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. No such compensation or reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 5.6 Board Approval Required.

(a) The Corporation shall not enter into, and the Board shall not approve the entering into of any agreement, arrangement or transaction (a "Related Party Transaction") with any Related Person, excluding this Certificate, the Registration Rights Agreement, the Voting Agreement, the Financing Agreements or any agreement, arrangement or transaction contemplated by the foregoing or the Plan (and any immaterial modification thereto), without the prior affirmative vote of (i) a majority of the disinterested directors of the Corporation, or (ii) if the number of disinterested directors is less than three, all disinterested directors.

(b) The Corporation shall not take any of the following actions, and shall not approve the taking of any of the following actions by any of its subsidiaries without the prior affirmative vote of at least five (5) directors of the Corporation:

(i) the approval of the annual operating budget and capital expenditure budget of the Corporation and its subsidiaries and, with respect to either such

budget, the approval of any interim increase in aggregate spending (other than cost of goods sold) that exceeds the greater of 10% of the total amount of such budget or $100,000;

(ii) any authorization, reservation for issuance or issuance of capital stock of the Corporation or its subsidiaries, including an IPO, options, warrants, or conversion or similar rights with respect to any equity interest of the Corporation; provided, however, the issuance of shares of Common Stock pursuant to the Plan or upon the exercise of any warrants (including the Exit Warrants) issued pursuant to the Plan shall not require any action by the Board.

(iii) the election, removal, and compensation of the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer of the Corporation;

(iv) subject to applicable law, the acquisition, by merger or consolidation, or by purchase of, or investments in, all or substantially all of the assets or stock of, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization;

(v) any (A) disposition or sale of any material asset or assets of the Corporation or any of its material subsidiaries to an unaffiliated third party, or (B) any corporate restructuring in which there is no change in ultimate control of the Corporation;

(vi) the incurrence of any indebtedness for borrowed money, or the grant of any guarantee related thereto, by the Corporation or any of its subsidiaries in excess of $10,000,000 in the aggregate or the granting of any lien or encumbrance on the assets or pledge of the capital stock of the Corporation or its subsidiaries (other than (A) indebtedness incurred under, and liens imposed in connection with, debt incurred on the Effective Date, (B) liens or encumbrances granted in the ordinary course of business consistent with past practice, and (C) liens or encumbrances on assets having a value of not more than $10,000,000);

(vii) entering into or effecting any transaction or series of related transactions in connection with or involving the repurchase, redemption or other acquisition of the capital stock of the Corporation or any subsidiary for an amount equal to or exceeding $1,000,000;

(viii) declaring or paying any cash or other dividend or making any other distribution on the capital stock of the Corporation or any of its subsidiaries other than dividends or other distributions by a direct or indirect wholly-owned subsidiary of the Corporation to its equity holder;

(ix) the dissolution, liquidation or winding up of the Corporation or the commencement of a voluntary proceeding seeking reorganization or other similar relief; or

(x) committing to do any of the actions provided in (i) through (ix) above.

(c) All amounts referenced in this Section 5.6 may be modified by the affirmative vote of at least five (5) directors.

Section 5.7 Observation.

One representative (an "Observer") of each Principal Stockholder may attend meetings of the Board in a non-voting capacity. The Corporation shall reimburse each Observer for its reasonable and documented out-of-pocket expenses related to such attendance, and each Observer shall be entitled to receive any documentation provided to the directors in connection with any meeting of the Board that the Observer is entitled to attend ("Documentation"), which Documentation shall be made available to such Observer at substantially the same time as such Documentation is made available to the directors of the Corporation. The confidentiality of all discussions that take place, and information and Documentation that is disclosed, during or in connection with any meeting of the Board shall be maintained by each Principal Stockholder and its Affiliates, representatives, agents and employees. The Corporation shall require each Observer to execute a confidentiality agreement in form and substance satisfactory to the Corporation. Notwithstanding the foregoing, all Observers may be excluded from any meeting of the Board and any Documentation may be withheld from such Observers in the event the directors designated by the Principal Stockholders unanimously agree that such Observers should be excluded and such Documentation should be withheld to preserve the Corporation's attorney-client privilege.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power, subject to the provisions hereof and the Bylaws, to adopt, amend, modify, rescind or waive the Bylaws.

ARTICLE VII
LIMITED LIABILITY; INDEMNIFICATION; ADVANCEMENT

Section 7.1 Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or

omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Section 7.2 Indemnification and Advancement.

(a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), including, without limitation, proceedings by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a "Covered Person"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section 7.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section 7.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE VIII
RESTRICTIONS ON THE TRANSFER OF SHARES

Section 8.1 Restrictions on Transferability.

The Transfer of shares of Common Stock shall be subject to the conditions set forth in this Certificate. Any Common Stockholder proposing to effect a Transfer of any shares of Common Stock shall submit a notice (a "Transfer Notice") detailing the terms of the proposed Transfer (including the identity of the transferee and the number of shares to be Transferred) to the Corporation prior to effecting such Transfer. Within five (5) Business Days of the receipt by the Company of a Transfer Notice (i) the Corporation shall approve the proposed Transfer, (ii) the Corporation shall deny the proposed Transfer based on Section 8.3, or (iii) if the Corporation believes that there is a reasonable question as to the validity of such Transfer under any section of this Certificate other than Section 8.3, the Corporation shall request an opinion (a "Transfer Opinion") of counsel of the Common Stockholder proposing such Transfer as to the validity of such proposed Transfer. Within five (5) Business Days following receipt of a Transfer Opinion, the Corporation shall approve the Transfer; provided that the Transfer Opinion states that the proposed Transfer is in compliance with this Certificate. The Common Stockholder proposing a Transfer only may consummate such Transfer upon approval by the Corporation. Upon consummation of an approved Transfer, the Corporation shall register such Transfer in its books.

Section 8.2 Compliance with Securities Laws.

Shares of Common Stock shall not be Transferred, and the Corporation shall not be required to register any Transfer of such shares on its books, unless the Corporation shall be reasonably satisfied prior to such Transfer that registration under the Securities Act and the applicable securities laws of any other jurisdiction is not required in connection with or as a result of the transaction resulting in such Transfer.

Section 8.3 Limitation on Number of Stockholders.

No Transfer of shares of Common Stock shall be effective, and any such Transfer shall be deemed null and void, if, as a result of any such Transfer, the record number of holders of the Corporation's equity securities would exceed 450.

Section 8.4 Tag Along Rights.

(a) Other than Permitted Transfers, if Common Stockholders (collectively referred to as the "Transferring Stockholder(s)") propose(s) to Transfer a number of shares of Common Stock representing fifty percent (50%) or more of the Common Stock then outstanding, then (i) the Transferring Stockholder(s) shall give written notice (the "Tag Along Sale Notice") at least twenty (20) Business Days prior to the closing of such Transfer to the Corporation and the other holders of Common Stock, which Tag Along Sale Notice shall set forth all of the material terms and conditions of such Transfer (including, without limitation, the number of shares of Common Stock to be Transferred, the purchase price per share of Common Stock, and the name, address and telephone number of the proposed buyer or transferee or the broker thereof), and (ii) the other holders of Common Stock shall have the right (but not the obligation) to include in such sale all or any portion of the shares of Common Stock held by such holder (the

"Tag Along Right"). If the proposed purchaser elects to purchase less than all of the shares of Common Stock offered for sale as a result of the holders' exercise of their respective Tag Along Rights, the Transferring Stockholder(s) and each holder exercising its Tag Along Right (each a "Tag Along Participant") will have the right to include its Pro Rata Portion of the Common Stock to be Transferred to the proposed purchaser on the same terms and conditions (the "Transfer Terms"), including the same price (the "Purchase Price") as the Transferring Stockholder(s) including without limitation in exchange for a pro rata share of all consideration received by the Transferring Stockholder(s).

(b) The Tag Along Right may be exercised by each Tag Along Participant by delivery of a written notice to the Transferring Stockholder(s) (the "Tag Along Exercise Notice") within ten (10) days from the date of receipt of the Tag Along Sale Notice. The Tag Along Exercise Notice shall state the number of shares of Common Stock (up to its Pro Rata Portion) that such Tag Along Participant wishes to include in such Transfer to the third party purchaser. Upon the giving of a Tag Along Exercise Notice, such Tag Along Participant shall be entitled and obligated to Transfer the portion of such Tag Along Participant's Common Stock set forth in the Tag Along Exercise Notice, to the third party purchaser on the Transfer Terms; provided, however, that the Transferring Stockholder(s) shall not consummate the Transfer of any Common Stock offered by it if the third party purchaser does not acquire all Common Stock that each Tag Along Participant is entitled and elects to Transfer pursuant hereto. After expiration of the ten (10) day period referred to above, if the provisions of this Section 8.4 have been complied with in all respects, the Transferring Stockholder(s) and each Tag Along Participant that delivered a Tag Along Exercise Notice shall Transfer their respective Common Stock to the third party purchaser in accordance with the Transfer Terms at such date as proposed in the Tag Along Sale Notice (or such other date within sixty (60) days of such proposed date as may be agreed among the participants in such Transfer). The Transferring Stockholder(s) agrees to use its commercially reasonable efforts to ensure that the Transfer Terms provide for several, and not joint, liability, with respect to the indemnification and comparable obligations contained within such Transfer Terms.

(c) The Common Stockholders shall not have any Tag Along Right with respect to a Majority Sale pursuant to which a Proposing Stockholder has exercised its Drag Along Right under Section 8.5.

Section 8.5 Drag Along Rights.

(a) In the event that any Common Stockholder or any group of Common Stockholders acting together or pursuant to a common plan or arrangement proposes to Transfer to a Person or a group of Persons, other than an Affiliate of the transferring Common Stockholders (a "Purchaser"), shares of Common Stock representing 66-$^{2}/_{3}$% or more of the then outstanding shares of Common Stock (a "Majority Sale"), such Common Stockholder(s) (the "Proposing Stockholders") shall have the right (the "Drag Along Right") to require each of the other Common Stockholders to Transfer, or cause to be Transferred, to the Purchaser shares of Common Stock held by each such other Common Stockholder in the same proportion relative to the total number of shares of Common Stock held by such other Common Stockholder as that proportion of total number of shares of Common Stock to be Transferred by the Proposing Stockholders relative to the total number of shares of Common Stock held by such Proposing

Stockholder, upon the same terms (including the purchase price) and subject to the same conditions as are applicable to the Proposing Stockholders; provided, however, that the Proposing Stockholders shall have no Drag Along Right unless any and all Required Stockholders are Proposing Stockholders; provided, further, that (i) any representations and warranties relating specifically to any Common Stockholder shall only be made by that Common Stockholder and such Common Stockholder shall be solely responsible for providing indemnification (if any) resulting from inaccuracies of such representations and warranties and (ii) with respect to indemnification provided by the Common Stockholders for inaccuracies of representations or warranties relating to matters not covered by the immediately preceding clause (i) (except in the case of fraud or willful misrepresentation), such indemnification shall be based on the proportion of the relative purchase price being received by each Common Stockholder in respect of its Common Stock in the proposed sale to the aggregate purchase price being received by all Common Stockholders in respect of their Common Stock and, in any event, the liability for any indemnification by any Common Stockholder shall not exceed the purchase price received by such Common Stockholder for the Common Stock Transferred by such Common Stockholder.

(b) The Proposing Stockholders shall provide notice to each of the other Common Stockholders (a "Drag Along Notice") of (i) the Proposing Stockholders' intent to exercise their Drag Along Right in accordance with Section 8.5, (ii) the identity of the proposed Purchaser in such Majority Sale and (iii) a summary of the purchase price and other relevant terms and conditions of such Majority Sale, no later than ten (10) Business Days prior to the proposed closing of such Majority Sale. At the closing of the sale pursuant to the Drag Along Right, the Proposing Stockholders and the other Common Stockholders subject to such Drag Along Right shall deliver to the proposed Purchaser certificates representing their shares of Common Stock, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, and the Purchaser shall pay to each such Common Stockholder the consideration due to it in accordance with the terms of such transaction, this Certificate and any Preferred Stock Designation.

Section 8.6 Legends.

All certificates representing Common Stock shall be stamped or typed in a conspicuous place with the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT, AS PROVIDED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED FROM TIME TO TIME, TO (I) CERTAIN TRANSFER RESTRICTIONS WHICH RESTRICT THE SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, ENCUMBRANCE, PLEDGE OR OTHER TRANSFER OR ALIENATION (WITH OR WITHOUT CONSIDERATION) OF SUCH SHARES AND (II) AN OBLIGATION TO SELL OR TRANSFER SUCH SHARES IF REQUIRED IN CERTAIN CIRCUMSTANCES. THE CORPORATION WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL

PLACE OF BUSINESS, A COPY OF THE CERTIFICATE OF INCORPORATION.

Section 8.7 Survival.

The terms and conditions set forth in this Article VIII shall not apply to, and shall be of no further force and effect following, an IPO.

ARTICLE IX
AMENDMENT OF
CERTIFICATE OF INCORPORATION

Notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law, Supermajority Approval shall be required to amend, alter or repeal, or adopt any provision of this Certificate; provided, however, that, in addition to Supermajority Approval, the prior written consent of each of GoldenTree and DDJ shall be required to amend, alter or repeal the definitions of "Non-Qualifying Shares" and/or "Required Stockholders".

[*SIGNATURE PAGE FOLLOWS*]

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its Executive Vice Chairman and Acting Chief Executive Officer on this 11th day of March, 2010.

HAIGHTS CROSS COMMUNICATIONS, INC.

/s/ Paul J. Crecca

Name: Paul J. Crecca

Title: Executive Vice Chairman and Acting Chief Executive Officer

SCHEDULE I

DEFINED TERMS

"Affiliate" means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or any Related Fund of a Person. For purposes of the definition of Affiliate, "control" means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, the directors of the Corporation shall be deemed to be Affiliates of the Corporation.

"AIG" means certain funds and accounts managed or advised by AIG Global Investment Corporation (or any successor to or transferee of its entire investment management business), together with any additional funds or accounts managed and/or advised by AIG Global Investment Corporation (or any successor to or transferee of its entire investment management business) or its Affiliates.

"Bankruptcy Code" has the meaning set forth in the recitals hereto.

"Bennett" means Bennett Restructuring Fund, L.P., Bennett Offshore Restructuring Fund, Inc., and BRF High Value Fund, L.P., together with any additional funds or accounts managed and/or advised by Bennett Management Corporation or its Affiliates.

"Board" has the meaning set forth in Section 4.2.

"Business Day" means any day of the year on which banks are not required or authorized to close in New York City.

"Bylaws" has the meaning set forth in Section 4.3(b).

"Certificate" has the meaning set forth in the recitals hereto.

"Common Stock" has the meaning set forth in Section 4.1.

"Common Stockholders" has the meaning set forth in Section 4.3(a).

"Corporation" has the meaning set forth in the preamble hereto.

"Covered Person" has the meaning set forth in Section 7.2(a).

"DDJ" means certain funds or accounts managed and/or advised by DDJ Capital Management, LLC or it Affiliates, party hereto from time to time.

"DGCL" has the meaning set forth in the recitals hereto.

"Documentation" has the meaning set forth in Section 5.7.

"Drag-Along Right" has the meaning set forth in Section 8.5(a).

"Drag Along Notice" has the meaning set forth in Section 8.5(b).

"Effective Date" the date on which the Plan became effective pursuant to its own terms.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exit Warrants" has the meaning set forth in the Plan.

"Financing Agreements" means the New First Lien Note Indenture and the New Second Lien Note Indenture (each as defined in the Plan) and any agreement with respect to the refinancing thereof.

"GoldenTree" means GoldenTree Credit Opportunities Financing I, Ltd, GoldenTree Master Fund, Ltd, and GoldenTree High Yield Value Master Fund, Ltd, together with any additional funds or accounts managed and/or advised by GoldenTree Asset Management, LP or its Affiliates.

"Independent Director" has the meaning set forth in Section 5.2(a).

"Initial Meeting" has the meaning set forth in Section 5.2(b).

"IPO" means an initial public offering of the Common Stock, which offering is underwritten by a recognized investment bank and made pursuant to an effective registration statement filed with the Securities and Exchange Commission (the "Commission") under the Securities Act, whether the shares of Common Stock are to be Transferred by the Corporation or any Common Stockholder.

"Majority Sale" has the meaning set forth in Section 8.5(a).

"Non-Qualifying Shares" means outstanding shares of Common Stock issued pursuant to the Exit Warrants or any management or director incentive plan approved by the Board.

"Observer" has the meaning set forth in Section 5.7.

"Permitted Transfer" means (i) a Transfer to any Person who is an Affiliate of the Transferring Stockholder or (ii) any Transfer made in a public offering pursuant to an effective registration statement filed with the Commission under the Securities Act; provided, however, that any such Transfer shall be made in good faith and not for the primary purpose of circumventing the Transfer restrictions set forth in Section 8.4. For example (but in no way limiting the generality of the foregoing), a Transfer to an Affiliate of the Transferring Stockholder in connection with a transaction or series of related transactions in which the control of such Affiliate will be Transferred or is intended to be Transferred to a party other than another Affiliate of the Transferring Stockholder shall not be deemed a "Permitted Transfer".

"Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

"Plan" means that certain Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated January 11, 2010 of Haights Cross Communications, Inc., Haights Cross Operating Company, Recorded Books, LLC, Triumph Learning, LLC and SNEP, LLC, including all exhibits and supplements thereto, which plan became effective on the date of filing of this Certificate with the Secretary of State of the State of Delaware.

"Preferred Stock" has the meaning set forth in Section 4.1.

"Principal Stockholders" means AIG, DDJ, GoldenTree and Bennett; provided, that if any of the foregoing parties at any time holds less than 10% of the then outstanding shares of Common Stock, such party shall permanently cease to be a Principal Stockholder and shall no longer be entitled to the rights and privileges associated therewith (whether under this Certificate or any related agreement) regardless of whether such party subsequently acquires additional shares of Common Stock such that its holdings thereof exceed 10% of those shares of Common Stock then outstanding.

"proceeding" has the meaning set forth in Section 7.2(a).

"Proposing Stockholders" has the meaning set forth in Section 8.5(a).

"Pro Rata Portion" means that portion determined based on the proportion that the number of shares of Common Stock held by such Transferring Stockholder or Tag Along Participant, as applicable, bears to the total number of shares of Common Stock then outstanding.

"Purchaser" has the meaning set forth in Section 8.5(a).

"Purchase Price" has the meaning set forth in Section 8.4(a).

"Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of the date hereof, among the Corporation and certain Common Stockholders.

"Related Fund" means any Person managed or advised by the same entity that manages or advises such Person.

"Related Party Transaction" has the meaning set forth in Section 5.6(a).

"Related Person" means any Person together with its Affiliates that directly or indirectly beneficially owns, or otherwise controls, more than 10% of the outstanding shares of Common Stock.

"Required Stockholders" means, during the period ending on the date that is three years from the Effective Date, each of DDJ and GoldenTree; provided, that if, at any time during

such period, either DDJ or GoldenTree holds less than 17% of the then issued and outstanding shares of Common Stock (without taking into account any Non-Qualifying Shares), it shall no longer be a Required Stockholder (regardless of its subsequent holdings of Common Stock). Following such three year period, there shall be no Required Stockholders.

"Rights Offering" has the meaning set forth in the Plan.

"Securities Act" means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder;

"Supermajority Approval" means (i) the approval of the holders of 66-2/3% or more of the then outstanding shares of Common Stock, or (ii) at any time that the Principal Stockholders do not own, in the aggregate, 66-2/3% or more of the then outstanding shares of Common Stock, the approval of the holders of at least a majority of the then outstanding shares of Common Stock.

"Tag Along Exercise Notice" has the meaning set forth in Section 8.4(b).

"Tag Along Participant" has the meaning set forth in Section 8.4(a).

"Tag Along Right" has the meaning set forth in Section 8.4(a).

"Tag Along Sale Notice" has the meaning set forth in Section 8.4(a).

"Third Certificate" has the meaning set forth in the recitals hereto.

"Transfer" means, in respect of any Common Stock, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by merger or otherwise by operation of applicable law or any agreement or commitment to do any of the foregoing.

"Transfer Notice" has the meaning set forth in Section 8.1.

"Transfer Opinion" has the meaning set forth in Section 8.1.

"Transferring Stockholder(s)" has the meaning set forth in Section 8.4(a).

"Transfer Terms" has the meaning set forth in Section 8.4(a).

"Voting Agreement" means that certain Voting Agreement, dated as of the Effective Date, among Haights Cross Communications, Inc. and the Common Stockholders that are signatories thereto.

EXHIBIT C
TO
ASSISTANT SECRETARY'S CERTIFICATE

By-Laws

(See Attached)

1721773

CERTIFICATE OF AMENDMENT
TO
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
HAIGHTS CROSS COMMUNICATIONS, INC.

It is hereby certified that:

1. The name of the corporation (the "**Corporation**") is Haights Cross Communications, Inc. and the Fourth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on March 11, 2010 (the "**Certificate of Incorporation**").

2. The Certificate of Incorporation is hereby amended by striking out the first sentence of Section 5.2(a) of Article V thereof and by substituting in lieu of said sentence the following new language:

> "The number of directors of the Corporation shall be eight (8), or such other number as fixed from time to time by the Common Stockholders."

3. The Certificate of Incorporation is hereby further amended by striking out the first sentence of Section 5.6(b) of Article V thereof and by substituting in lieu of said sentence the following new language:

> "The Corporation shall not take any of the following actions, and shall not approve the taking of any of the following actions by any of its subsidiaries without the prior affirmative vote of at least the number of directors of the Corporation equal to the greater of (i) five or (ii) the sum of a majority of the number of directors of the Corporation then serving as directors plus one."

4. The amendment of the Certificate of Incorporation herein certified have been duly adopted by the board of directors and approved by stockholders in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 4th day of October 2010.

HAIGHTS CROSS COMMUNICATIONS, INC.

By: /s/ Paul J. Crecca
Name: Paul J. Crecca
Title: Chief Financial Officer